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                                                                      EXHIBIT 5

                      {LETTERHEAD OF PRESTON GATES & ELLIS LLP}


                                  September 23, 1997



Labor Ready, Inc.
1016 South 28th Street
Tacoma, WA 98409

       Re:  Registration Statement on Form S-8 of Labor Ready, Inc.

Ladies and Gentlemen:

    We have acted as counsel to Labor Ready, Inc. (the "Company") in connection with the filing of the above-referenced Registration Statement (the "Registration Statement") relating to the registration of 30,000 shares (the "Shares") of Common Stock, no par value per share, of the Company issuable under the Company's 401(k) Plan. In connection therewith, we have reviewed the Company's Articles of Incorporation, Bylaws, minutes of appropriate meetings, a copy of the Plan and such other matters we deemed appropriate.

    Based on that review, it is our opinion that the Shares will be, when sold pursuant to the terms contemplated by the Registration Statement, validly issued, fully paid and non-assessable under the Washington Business Corporation Act.

    We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states to the sale of the Shares.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement.


                             Very truly yours,

                             PRESTON GATES & ELLIS LLP

                               /s/ Mark R. Beatty

                             By
                                 Mark R. Beatty